                                                                    EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-116540 of Buckeye Partners, L.P. on Form S-3 of our report dated March 11, 2004, which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph as to the Partnership's change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002, appearing in the Annual Report on Form 10-K of Buckeye Partners, L.P. for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche, LLP

Philadelphia, Pennsylvania
July 21, 2004